                                             As filed pursuant to Rule 424(b)(5)

                                             under the Securities Act of 1933

                                             Registration No. 333-131630

SUPPLEMENT TO
PROSPECTUS SUPPLEMENT DATED OCTOBER 27, 2006
(TO PROSPECTUS DATED OCTOBER 26, 2006)

                                  $734,911,293
                                  (APPROXIMATE)

                                   CWALT, INC.
                                    DEPOSITOR

                             (COUNTRYWIDE (R) LOGO)
                                   HOME LOANS
                               SPONSOR AND SELLER

                       COUNTRYWIDE HOME LOANS SERVICING LP
                                 MASTER SERVICER

                        ALTERNATIVE LOAN TRUST 2006-36T2
                                 ISSUING ENTITY

              MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-36T2

     This Supplement revises the Prospectus Supplement dated October 27, 2006 to the Prospectus dated October 26, 2006 with respect to the above captioned series of certificates as follows:

                     [text continues on the following page]

BEAR, STEARNS & CO. INC.                      COUNTRYWIDE SECURITIES CORPORATION

                The date of this Supplement is November 7, 2006.

1. On page S-9 of the Prospectus Supplement, the table containing the method for calculating the Pass-Through Rate, the Interest Accrual Period and the Interest Accrual Convention for each class of certificates is replaced with the following with respect to the Class 1-A-7 Certificates:

    CLASS      PASS-THROUGH RATE   INTEREST ACCRUAL PERIOD   INTEREST ACCRUAL CONVENTION
    -----      -----------------   -----------------------   ---------------------------
OFFERED
CERTIFICATES
Class 1-A-7          6.25%                   (2)                      30/360(3)

2. The last paragraph on page S-86 of the Prospectus Supplement is replaced with the following:

     Interest Entitlement. With respect to each Distribution Date for all of the interest-bearing certificates (other than the LIBOR Certificates and the Class 1-A-7 Certificates), the interest accrual period will be the calendar month preceding the month of the Distribution Date. The interest accrual period for the LIBOR Certificates and the Class 1-A-7 Certificates will be the one-month period commencing on the 25th day of the month before the month in which that Distribution Date occurs and ending on the 24th day of the month in which the Distribution Date occurs. Each interest accrual period will be deemed to consist of 30 days. Interest will be calculated and payable on the basis of a 360-day year divided into twelve 30-day months.

3. The first paragraph under "Yield, Prepayment and Maturity Considerations --General" on page S-110 of the Prospectus Supplement is replaced with the following:

     The effective yield to the holders of each interest-bearing class of certificates (other than the LIBOR Certificates and Class 1-A-7 Certificates) will be lower than the yield otherwise produced by the applicable rate at which interest is passed through to the holders and the purchase price of the certificates because monthly distributions will not be payable to the holders until the 25th day (or, if that day is not a business day, the following business day) of the month following the month in which interest accrues on the mortgage loans (without any additional distribution of interest or earnings on them for the delay).


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